Exhibit 99.1

PRESS RELEASE August 12, 2010	Investor Relations Contact: Brandi Floberg The Piacente Group, Inc. 212-481-2050 ir@arrowres.com

ARROWHEAD REPORTS FISCAL 2010 THIRD QUARTER FINANCIAL RESULTS

PASADENA, Calif. – August 12, 2010 – Arrowhead Research Corporation (NASDAQ: ARWR) today announced financial results for its fiscal 2010 third quarter ended June 30, 2010.

“In the third quarter, we continued to advance our late-stage subsidiaries and build on the momentum we began early in the calendar year,” said Christopher Anzalone, Arrowhead’s CEO. “In-line with our expectations, Calando’s first-in-class Phase I interim results continue to generate interface opportunities with potential partners. Also, Unidym secured additional joint development agreements with two large partners. With the completion of our successful $8.7 million financing, we have the capital to support the disciplined implementation of Calando’s and Unidym’s strategies and to invest in future initiatives designed to accelerate growth. We have already selected, for diligence and potential acquisition, an exciting technology that addresses the large, underserved obesity market opportunity. With these achievements, we are making important strategic advancements to build a robust and unique portfolio of nanomedicine companies.”

THIRD QUARTER FISCAL 2010 AND RECENT COMPANY HIGHLIGHTS:

•	Business highlights:
•	Arrowhead secured $8.7 million in financing through a registered direct offering of stock and warrants.

•	Arrowhead rejoined the Russell Microcap Index.

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Presented interim data from majority-owned subsidiary Calando Pharmaceuticals, Inc.’s Phase I human trial of its anti-cancer siRNA therapeutic, CALAA-01, at the American Society for Clinical Oncology Annual (ASCO) Meeting.

•	Unidym entered joint development agreements with Toyko Electron and Guardian Glass, two global companies developing products for the display industry.

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Arrowhead signed an option agreement with The University of Texas MD Anderson Cancer Center to negotiate a license in a defined field to a class of compounds that is believed to kill fat tissue by specifically targeting the blood vessels that supply it.

•	Arrowhead added two world-class scientists to its Scientific Advisory Board, Nobel Prize winner Dr. Lee Hartwell and former FDA Commissioner Dr. Andrew von Eschenbach.

•	Leonardo Biosciences obtained $2.5 million in financing from the Texas Emerging Technology Fund and recruited Dr. Bruce Given as its Chief Executive Officer.

•	Financial highlights:

•	Decreased consolidated quarterly operating expenses by 53% versus the prior year’s quarter from $4.9 million to $2.3 million.

•	Decreased, on a consolidated basis, cash used in operating activities from $12.7 million in the first nine months of 2009 to $5.2 million in the first nine months of 2010.

SELECTED FISCAL 2010 THIRD QUARTER FINANCIAL RESULTS

For the quarter ended June 30, 2010, Arrowhead reported revenue of $134,000, compared with $2.6 million in the quarter ended June 30, 2009. The prior period revenue included $2.4 million related to revenue from a license agreement between Calando and Cerulean Pharma, Inc. which was not repeated in the current period. Revenue at Unidym was comparable to the prior period.

Total operating expenses for the quarter ended June 30, 2010 were $2.3 million, a decrease of $2.6 million from $4.9 million during the quarter ended June 30, 2009. The significant reduction in operating expenses was a result of measures undertaken by management during 2009 to streamline its businesses and better align its cost structure with its capital resources.

Net loss for the quarter ended June 30, 2010 was $0.4 million, or $0.01 per share based on 64.6 million weighted average shares outstanding. This compares with a net loss of $2.5 million, or $0.6 per share based on 43.4 million weighted average shares outstanding, for the quarter ended June 30, 2009. In addition to the change in revenue and operating expenses, a non-cash gain of $1.6 million was recorded as the change in value of a derivative liability.

CONFERENCE CALL

Management will host a conference call on Thursday, August 12, 2010, at 4:30 p.m. Eastern time/1:30 p.m. Pacific time. To participate in the conference call, please dial 877-407-4134 toll free from the US or Canada, or 201-689-8430 from outside the US or Canada. Investors may also access a live audio webcast of this conference call on the Company’s website at www.arrowheadresearch.com.

A replay of the webcast will be available approximately two hours after the conclusion of the call. The webcast replay will remain available for 90 days. An audio replay will also be available approximately two hours after the conclusion of the call and will be made available until Thursday, August 19, 2010. The audio replay can be accessed by dialing 877-660-6853 toll free from the US or Canada, or 201-612-7415 outside the U.S. and Canada, and entering account number 356 followed by access ID number 354878.

About Arrowhead Research Corporation

Arrowhead Research Corporation (www.arrowheadresearch.com) (NASDAQ: ARWR) is a nanotechnology company commercializing new technologies in the areas of life sciences and electronics. Arrowhead is seeking to build value for shareholders through the progress of its subsidiaries and investments. Currently, Arrowhead is focused primarily on its two majority owned subsidiaries; Unidym, a leader in carbon nanotube technology for electronic applications, and Calando, at the forefront of clinical application of RNAi delivery technology. Arrowhead also has minority investments in two privately held nanobiotech companies.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the future success of our scientific studies, our ability to successfully develop products, rapid technological change in our markets, changes in demand for our future products, legislative, regulatory and competitive developments, the financial resources available to us, and general economic conditions. For example, there can be no assurance that Arrowhead or its subsidiaries will be able to sustain operations for expected periods, that we will be able to sustain targeted levels of expense reductions or that any of these entities will be successful in obtaining additional funding needed to sustain operations. Additionally, there can be no assurance that the company will successfully acquire new programs or compounds, as may be currently expected. Arrowhead Research Corporation’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q discuss some of the important risk factors that may affect our business, results of operations and financial condition. We assume no obligation to update or revise forward-looking statements to reflect new events or circumstances.

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